Exhibit 4.1

DESCRIPTION OF REGISTRANT’S SECURITIES REGISTERED PURSUANT TO
SECTION 12 OF THE SECURITIES EXCHANGE ACT OF 1934

The following is a description of Hospitality Investors Trust, Inc.’s securities registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as of December 31, 2019 and certain provisions of the Maryland General Corporation Law (the “MGCL”), and our charter and bylaws. The description is a summary, does not purport to be complete and is subject to and qualified in its entirety by reference to Maryland law and to our charter (including any applicable articles supplementary classifying a class or series of preferred stock) and bylaws, copies of which are filed as exhibits to our Annual Report on Form 10-K for the fiscal year ended December 31, 2019 and are incorporated by reference herein.

As used herein, the terms “Company,” “we,” “our” and “us” refer to Hospitality Investors Trust, Inc., a Maryland corporation. Capitalized terms used but not defined herein shall have the meaning ascribed to such terms under our charter (including any applicable articles supplementary classifying a class or series of preferred stock).

General

Our charter authorizes us to issue a total of 350,000,000 shares of capital stock, consisting of 300,000,000 shares of common stock, par value $0.01 per share, and 50,000,000 shares of preferred stock, par value $0.01 per share, of which one share is classified as the “Redeemable Preferred Share” (the “Redeemable Preferred Share”).

Our board of directors, with the approval of a majority of the entire board of directors and without any action taken by our stockholders, may amend our charter from time to time to increase or decrease the aggregate number of our authorized shares of stock or the number of shares of stock of any class or series that we have authority to issue.

The transfer agent and registrar for our common stock is Computershare Trust Company, N.A.

Our common stock is registered under Section 12(g) of the Exchange Act but is not listed for trading on any national securities exchange.

Common Stock

Subject to any preferential rights of any other class or series of stock and to the provisions of our charter regarding the restrictions on the ownership and transfer of stock, the holders of shares of common stock are entitled to such distributions as may be authorized from time to time by our board of directors out of legally available funds and declared by us and, upon our liquidation, are entitled to receive all assets available for distribution to our stockholders. Upon issuance for full payment, all shares of common stock issued will be fully paid and non-assessable. Holders of shares of common stock do not have preemptive rights, which means that they do not have an automatic option to purchase any new shares that we issue, or preference, conversion, exchange, sinking fund or redemption rights. Holders of shares of common stock do not have appraisal rights unless our board of directors determines that appraisal rights apply, with respect to all or any classes or series of stock, to one or more transactions occurring after the date of such determination in connection with which holders would otherwise be entitled to exercise appraisal rights. Shares of our common stock have equal distribution, liquidation and other rights.

Redeemable Preferred Share

The Redeemable Preferred Share ranks on parity with our common stock, with the same preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications, terms and conditions of redemption and other terms and conditions as our common stock, except as provided therein.

At our election and subject to notice requirements, we may redeem the Redeemable Preferred Share for a cash amount equal to par value upon the occurrence of any of the following: (i) the first date on which no Class C Units remain outstanding; or (ii) the date the liquidation preference applicable to all Class C Units held by the Brookfield Investor and its affiliates is reduced to $100.0 million or less due to the exercise by holders of Class C Units of their redemption rights under the A&R LPA.

On January 12, 2017, we, along with our operating partnership, Hospitality Investors Trust Operating Partnership, L.P. (the “OP”), entered into a Securities Purchase, Voting and Standstill Agreement (the “SPA”) with the Brookfield Strategic Real Estate Partners II Hospitality REIT II LLC (the “Brookfield Investor”), pursuant to which the Brookfield Investor has purchased units of limited partner interest in the OP entitled “Class C Units” (“Class C Units”) and the Redeemable Preferred Share. As of March 1, 2020, the Brookfield Investor held 27,920,953.48 Class C Units with a liquidation preference of $411.8 million, representing all issued and outstanding Class C Units, and held the sole outstanding Redeemable Preferred Share. The terms of the Class C Units, including redemption rights, are set forth in the agreement of limited partnership of the OP (the “A&R LPA”). To the extent certain terms of the Class C Units are described herein, such description does not purport to be complete and is subject to and qualified in its entirety by reference to the A&R LPA, a copy of which is filed as an exhibit to our Annual Report on Form 10-K for the fiscal year ended December 31, 2019 and incorporated by reference herein, and the description of the terms of the Class C Units contained in such Annual Report.

For so long as the Brookfield Investor holds the Redeemable Preferred Share:

●	the Brookfield Investor has the right to elect two Redeemable Preferred Directors, as well as to approve (such approval not to be unreasonably withheld, conditioned or delayed) two Approved Independent Directors to be recommended and nominated by our board of directors for election by our stockholders at each annual meeting; and

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each committee of our board of directors is required to include at least one of the Redeemable Preferred Directors as selected by the holder of the Redeemable Preferred Share, except for a Brookfield Conflicts Committee, which is any committee formed with authority and jurisdiction over the review and approval of conflicts of interest involving the Brookfield Investor and its affiliates, on the one hand, and the Company, on the other hand; provided, however, if neither of the Redeemable Preferred Directors satisfies all independence and other requirements applicable to such committee, pursuant to our charter, the SEC and any national securities exchange on which any shares of the Company’s stock are then listed, then such committee is required to include at least one of the Approved Independent Directors as selected by our board of directors.

Beginning three months after the failure of the OP to redeem Class C Units when required to do so under the A&R LPA, until all Class C Units requested to be redeemed have been redeemed, the holder of the Redeemable Preferred Share will have the right to increase the size of our board of directors by a number of directors that would result in the holder of the Redeemable Preferred Share being entitled to nominate and elect a majority of our board of directors and fill the vacancies created thereby, subject to compliance with the provisions of our charter requiring at least a majority of our directors to be Independent Directors. The holders of Class C Units will also have certain other rights under those circumstances.

The Brookfield Investor is not permitted to transfer the Redeemable Preferred Share, except to an affiliate of the Brookfield Investor.

The holder of the Redeemable Preferred Share generally votes together as a single class with the holders of our common stock at any annual or special meeting of stockholders of the Company. However, any action that would alter the terms of the Redeemable Preferred Share or the rights of its holder (including any amendment to our charter, including the articles supplementary governing the terms of the Redeemable Preferred Share) is subject to a separate class vote of the Redeemable Preferred Share.

In addition, for so long as the Redeemable Preferred Share is outstanding, we will not, without the prior approval of at least one of the Primary Redeemable Preferred Directors, in any manner or form, including, but not limited to, by way of delegation of any authority:

●	except on or following January 1, 2022 in connection with a full redemption of the Class C Units, authorize, create or issue, or increase the number of authorized or issued shares of capital stock or other equity interests (including exchangeable or convertible securities) of the Company or the OP or any of the Company’s other subsidiaries, or effect any recapitalization, reorganization, combination, reclassification, stock-split, reverse stock-split or other similar transaction, except for the issuance of equity interests to directors, executive officers and other key employees of the Company pursuant to the terms of plans approved by our board of directors, the issuance of equity interests contemplated the A&R LPA, or the issuance of shares of our common stock pursuant to any underwritten public offering following the listing on a national securities exchange;

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amend, alter, repeal, supplement, waive or grant any consent under (or recommend that the Company’s stockholders amend, alter, repeal, supplement, waive or grant any consent under) any provisions of our charter or bylaws, or amend, alter or repeal the A&R LPA or any other governing instrument or constitutional document of any subsidiary of the Company in a manner that would be adverse to the holder of the Redeemable Preferred Share, with certain exceptions;

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except on or following January 1, 2022 in connection with a full redemption of the Class C Units, incur, assume, guarantee or enter into or materially amend any agreement, contract, commitment or other obligation to incur, assume or guarantee, any indebtedness, except for any refinancing or extension of existing indebtedness in a principal amount not greater than the amount to be refinanced and on terms no less favorable to the Company or as specifically set forth in the Company’s annual business plan (including the annual operating and capital budget) required under the terms of the Redeemable Preferred Share (the “Annual Business Plan”);

●	engage, directly or indirectly, in certain related party or affiliate transactions;

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except on or following January 1, 2022 in connection with a full redemption of the Class C Units, sell or dispose of all or substantially all of the assets of the Company and its subsidiaries, taken as a whole, unless such sale or disposition would constitute a liquidation, sale of all or substantially all of the assets, dissolution or winding-up, whether voluntary or involuntary, sale, merger, reorganization, reclassification or recapitalization or other similar event of the Company or the OP resulting in a full redemption of the Class C Units;

●	take any corporate action in the furtherance of, or suffer to exist, any bankruptcy or certain other insolvency-related events;

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declare, authorize, make, pay or set aside for payment any dividends or other distributions on any equity interests (including exchangeable or convertible securities) of the Company or the OP or any of the Company’s other subsidiaries, except for dividends or other distributions in respect of the Class C Units pursuant to the terms of the A&R LPA and cash distributions equal to or less than $0.525 per annum per share of common stock (or OP Unit), as well as certain other exceptions;

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redeem, purchase, subscribe for or otherwise acquire any capital stock or other equity interests of the Company or the OP or any of the Company’s other subsidiaries, except for redemptions of Class C Units or OP Units in accordance with the terms of the A&R LPA, certain repurchases or other acquisitions from employees, former employees, directors or former directors or as set forth in the Annual Business Plan and to the extent required pursuant to the terms of the organizational documents of any joint venture or minority investment of the Company;

●	adopt the Annual Business Plan or amend or make any modifications thereto;

●	make certain hiring and compensation decisions related to certain key personnel (including executive officers);

●	make any acquisition (including by merger) of the equity interest or assets of any other entity, with certain exceptions;

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except following the Permitted Redemption Date in connection with a Full Redemption, sell or dispose of any assets (whether directly or indirectly) held by the Company or by any Subsidiary of the Company;

●	permit the Company to enter into or conduct any business (whether directly or indirectly), other than the Company’s current business;

●	enter into certain litigation settlements;

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except for certain deferrals or other modifications of property improvement plans agreed to by the applicable franchisor under the applicable franchise agreement made in the ordinary course of the Company’s business, enter into, amend or modify in any material respect, waive or release any material rights under, assign any material rights or terminate in advance of the applicable scheduled termination date (or consent to or approve any of the foregoing with respect to) any management agreement, franchise agreement or ground lease agreement, as well as certain other material agreements;

●	increase or decrease the authorized number of directors, except pursuant to the terms of the Redeemable Preferred Share;

●	nominate or appoint any director (other than a Redeemable Preferred Director) who is not an Independent Director;

●	opt into Section 3-803, Section 3-804(a), Section 3-804(b) or Section 3-805 of the MGCL;

●	nominate or appoint the chairman of our board of directors; or

●	agree or commit (in writing or otherwise) to do any of the foregoing.

In addition, notwithstanding these prior approval rights, our board of directors is permitted to take such actions as it deems necessary, upon advice of counsel, to maintain our status as a REIT and to avoid having to register as an investment company under the Investment Company Act of 1940, as amended.

To the extent of the OP’s role in certain of these actions, such actions may also require the affirmative approval of the prior approval of the majority of the then outstanding Class C Units.

Preferred Stock

Our charter authorizes our board of directors, without stockholder approval but subject to any applicable required prior approval by the holder of the Redeemable Preferred Share or at least one Redeemable Preferred Director, to designate and authorize us to issue one or more classes or series of preferred stock and to set or change the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption of each class of shares so issued. Because our board of directors has the power to establish the preferences and rights of each class or series of preferred stock, it may afford the holders of any series or class of preferred stock preferences, powers, and rights senior to the rights of holders of common stock. If we ever create and issue preferred stock with a distribution preference ranking senior to our common stock, payment of any distribution preferences of outstanding preferred stock would reduce the amount of funds available for the payment of distributions on the common stock. Further, holders of preferred stock are normally entitled to receive a preference payment if we liquidate, dissolve, or wind up before any payment is made to the common stockholders, likely reducing the amount common stockholders would otherwise receive upon such an occurrence. In addition, under certain circumstances, the issuance of preferred stock may delay, prevent, render more difficult or tend to discourage the following:

●	a merger, tender offer, or proxy contest;

●	the assumption of control by a holder of a large block of our securities; or

●	the removal of incumbent management.

Also, our board of directors, without stockholder approval but subject to any applicable required prior approval by the holder of the Redeemable Preferred Share or at least one Redeemable Preferred Director, may authorize us to issue preferred stock with voting and conversion rights that could adversely affect the holders of common stock. However, the issuance of preferred stock must be approved by a majority of independent directors not otherwise interested in the transaction, who will have access at our expense to our legal counsel or to independent legal counsel.

Meetings and Special Voting Requirements

Subject to our charter restrictions on ownership and transfer of our stock and except as may otherwise be specified in our charter, including in the terms of any preferred stock, each holder of common stock is entitled at each meeting of stockholders to one vote per share owned by such stockholder on all matters submitted to a vote of stockholders, including the election of directors. There is no cumulative voting in the election of our board of directors, which means that the holders of a majority of shares of our outstanding stock entitled to vote generally in the election of directors can elect all of the directors then standing for election and the holders of the remaining shares of common stock will not be able to elect any directors.

Under Maryland law, a Maryland corporation generally cannot dissolve, amend its charter, merge, convert, sell all or substantially all of its assets, engage in a share exchange or engage in similar transactions outside the ordinary course of business, unless declared advisable by our board of directors and approved by the affirmative vote of stockholders entitled to cast at least two-thirds of the votes entitled to be cast on the matter. However, a Maryland corporation may provide in its charter for approval of these matters by a lesser percentage, but not less than a majority of all of the votes entitled to be cast on the matter. Our charter provides for approval of these matters, if declared advisable by our board of directors, by the affirmative vote of stockholders entitled to cast a majority of all the votes entitled to be cast.

An annual meeting of our stockholders is held each year, upon reasonable notice on a date that is within a reasonable period of time following the distribution of our annual report to stockholders, but not less than 30 days after delivery of our annual report to our stockholders. The directors, including the independent directors, will take reasonable steps to ensure that such notice is provided. The purpose of each annual meeting is to elect directors and transact any other business that may properly come before the meeting. Special meetings of stockholders may be called upon the request of a majority of our directors, a majority of the independent directors, the chairman of our board of directors, the president or a co-president or the chief executive officer and must be called by our secretary to act on any matter that may properly be considered at a meeting of stockholders upon the written request of stockholders entitled to cast not less than 10% of the votes entitled to be cast on such matter at the meeting. Within 10 days of the receipt of a written request from such stockholders stating the purpose of the special meeting, our secretary will provide all of our stockholders written notice of the meeting. Simultaneously with the receipt of the request, we will inform the stockholders requesting the special meeting of the reasonably estimated cost of preparing and mailing a notice of the proposed meeting and request payment accordingly. The meeting must be held at the time and place specified in the notice not less than 15 nor more than 60 days after the distribution of the notice. The presence of stockholders entitled to cast at least 50% of all the votes entitled to be cast at such meeting on any matter, either in person or by proxy, constitutes a quorum.

If we do not begin the process of achieving a liquidity event by the sixth anniversary of the termination of our initial public offering, our charter requires our board of directors to adopt a resolution declaring that a plan of liquidation of our company is advisable and direct that the plan of liquidation be submitted for consideration at either an annual or special meeting of stockholders, unless extended by a majority of our board of directors and a majority of the independent directors. If the adoption of a plan of liquidation is postponed, our board of directors will reconsider whether liquidation is in the best interests of our stockholders at least annually. Further postponement of the adoption of a plan of liquidation will only be permitted if a majority of the directors, including a majority of independent directors, determine that liquidation would not be in the best interests of our stockholders. If our stockholders do not approve the proposal, we will resubmit the proposal by proxy statement to our stockholders up to once every two years upon the written request of stockholders owning in the aggregate at least 10% of our then outstanding common stock.

Inspection of Books and Records; Stockholder Lists

Any stockholder or his or her designated representative will be permitted, at all reasonable times, to inspect and obtain copies of our corporate records to which he or she is entitled under applicable law, subject to the limits contained in our charter. Under Maryland law, these records include: our bylaws; minutes of the proceedings of our stockholders; an annual statement of affairs; and voting trust agreements deposited with us at our principal office. To the extent that one of our current stockholders makes a request for a record that does not fit within the items listed here, we will consult with our board of directors to determine whether the stockholder shall receive the requested record. After such consultation, we will notify the stockholder of the acceptance or rejection of his or her request for the record within a reasonable time of the request.

For example, a stockholder may, subject to the limits described above, in person or by agent during normal business hours, inspect and obtain copies of our books of account and our stock ledger. Any stockholder also may present a written request for a statement of our affairs or our stockholder list, an alphabetical list of names and addresses and telephone numbers of our stockholders along with the number of shares of stock held by each of them. Our stockholder list will be maintained and updated at least quarterly as part of our corporate documents and records and will be printed on white paper in a readily readable type size, in no event smaller than 10-point type.

Our stockholders are entitled to receive a copy of our stockholder list upon request. The list provided by us will include each stockholder’s name, address and telephone number, and the number of shares owned by each stockholder and will be sent within ten days of the receipt by us of the request. The purposes for which a stockholder may request a copy of the stockholders list include matters relating to stockholders’ voting rights and the exercise of stockholders’ rights under federal proxy laws. Specifically, the request cannot be made to secure a copy of our stockholder list or other information for the purpose of selling the list or using the list or other information for a commercial purpose other than in the interest of the applicant as a stockholder relative to the affairs of our company. A stockholder requesting a list will be required to pay reasonable costs of postage and duplication. We have the right to request that a requesting stockholder represent to us that the list and records will not be used for a commercial purpose unrelated to the stockholder’s interest in us.

If our board of directors neglects or refuses to produce or mail a copy of the stockholder list requested by a stockholder, then in accordance with applicable law and our charter, our board of directors will be liable to the stockholder for the costs, including reasonable attorneys’ fees, incurred by the stockholder in compelling production of the list and actual damages suffered by the stockholder because of the refusal or neglect. The remedies provided under our charter to stockholders requesting copies of the stockholder list are in addition to, and will not in any way limit, other remedies available to stockholders under federal law, or the laws of any state.

Our books and records are open for inspection by state securities administrators upon reasonable notice and during normal business hours.

Restrictions on Ownership and Transfer

In order for us to qualify as a REIT under the Code, we must meet the following criteria regarding our stockholders’ ownership of our shares:

●	five or fewer individuals (as defined in the Code to include specified private foundations, employee benefit plans and trusts and charitable trusts) may not own, directly or indirectly, more than 50% in value of our outstanding shares during the last half of a taxable year, other than our first REIT taxable year; and

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100 or more persons must beneficially own our shares during at least 335 days of a taxable year of twelve months or during a proportionate part of a shorter taxable year, other than our first REIT taxable year.

We may prohibit certain acquisitions and transfers of shares so as to ensure our initial and continued qualification as a REIT under the Code. However, there can be no assurance that this prohibition will be effective. Because we believe it is essential for us to qualify as a REIT, and, once qualified, to continue to qualify, among other purposes, our charter provides (subject to certain exceptions) that no person may own, or be deemed to own by virtue of the attribution provisions of the Code, more than 4.9% in value of the aggregate of our outstanding shares of stock or more than 4.9% (in value or in number of shares, whichever is more restrictive) of any class or series of shares of our stock.

Our board of directors, in its sole discretion, may (prospectively or retroactively) waive this ownership limit if evidence satisfactory to our directors, including certain representations and undertakings required by our charter, is presented that such ownership will not then or in the future jeopardize our status as a REIT. We have granted the Brookfield Investor and its affiliates an exemption from the prohibition in our charter on the ownership of more than 4.9% in value of the aggregate of outstanding shares of capital stock or more than 4.9% in value or number of shares, whichever is more restrictive, of any class or series of our stock and a waiver permitting the Brookfield Investor and its affiliates to own up to 49.9% in value of the aggregate of the outstanding shares of our stock or up to 49.9% (in value or in number of shares, whichever is more restrictive) of any class or series of shares of our stock.

Also, these restrictions on transferability and ownership will not apply if our directors determine that it is no longer in our best interests to continue to qualify as a REIT or that compliance is no longer necessary for REIT qualification.

Additionally, our charter prohibits the transfer or ownership of our stock if such transfer or ownership would:

●	with respect to transfers only, result in our stock being beneficially owned by fewer than 100 persons, determined without reference to any rules of attribution;

●	result in our being “closely held” within the meaning of Code Section 856(h) (regardless of whether the ownership interest is held during the last half of a taxable year);

●	result in our owning, directly or indirectly, more than 4.9% of the ownership interests in any tenant or subtenant; or

●	otherwise result in our disqualification as a REIT.

Any attempted transfer of our stock which, if effective, would result in our stock being beneficially owned by fewer than 100 persons will be null and void and the proposed transferee will not acquire any rights in such stock. In the event of any attempted transfer of our stock which, if effective, would result in (i) violation of the ownership limit discussed above, (ii) in our being “closely held” under Code Section 856(h), (iii) our owning (directly or indirectly) more than 4.9% of the ownership interests in any tenant or subtenant or (iv) our otherwise failing to qualify as a REIT, then the number of shares causing the violation (rounded to the nearest whole share) will be automatically transferred to a trust for the exclusive benefit of one or more charitable beneficiaries, and the proposed transferee will not acquire any rights in the shares. To avoid confusion, these shares so transferred to a beneficial trust will be referred to herein as “Excess Securities.” If the transfer of Excess Securities to a beneficial trust would not be effective for any reason to prevent any of the above violations, then the transfer of that number of shares that would otherwise cause the violation will be null and void and the proposed transferee will not acquire any rights in the shares. Excess Securities will remain issued and outstanding shares and will be entitled to the same rights and privileges as all other shares of the same class or series. The trustee of the beneficial trust, as holder of the Excess Securities, will be entitled to receive all dividends and other distributions authorized by our board of directors and declared by us on such securities for the benefit of the charitable beneficiary. Our charter further entitles the trustee of the beneficial trust to exercise all voting rights of the Excess Securities. Subject to Maryland law, the trustee will also have the authority: (i) to rescind as void any vote cast by the intended transferee prior to our discovery that the shares have been transferred to the trust; and (ii) to recast the vote in accordance with the desires of the trustee acting for the benefit of the charitable beneficiary. However, if we have already taken irreversible corporate action, then the trustee will not have the authority to rescind and recast the vote.

The trustee of the beneficial trust will select a transferee to whom the Excess Securities may be sold as long as such sale does not violate the 4.9% ownership limit or the other restrictions on ownership and transfer. Upon sale of the Excess Securities, the intended transferee (the transferee of the Excess Securities whose ownership would have violated the 4.9% ownership limit or the other restrictions on ownership and transfer) will receive from the trustee of the beneficial trust the lesser of such sale proceeds, or the price per share the intended transferee paid for the Excess Securities (or, in the case of a gift or devise to the intended transferee, the price per share equal to the market value per share on the date of the transfer to the intended transferee). The trustee may reduce the amount payable to the intended transferee by the amount of dividends and other distributions that have been paid to the intended transferee and are owed by the intended transferee to the trustee. The trustee of the beneficial trust will distribute to the charitable beneficiary any amount the trustee receives in excess of the amount to be paid to the intended transferee.

In addition, we have the right to purchase any Excess Securities at the lesser of (i) the price per share paid in the transfer that created the Excess Securities (or, in the case of a devise or gift, the market price at the time of such devise or gift) and (ii) the market price on the date we, or our designee, exercise such right. We may reduce the amount payable to the intended transferee by the amount of dividends and other distributions which have been paid to the intended transferee and are owed by the intended transferee to the trustee. We will have the right to purchase the Excess Securities until the trustee has sold the shares. Upon a sale to us, the interest of the charitable beneficiary in the shares sold will terminate and the trustee will distribute the net proceeds of the sale to the intended transferee.

Any person who (i) acquires or attempts or intends to acquire shares in violation of the foregoing ownership limitations, or (ii) would have owned shares that resulted in a transfer to a charitable trust, is required to give us immediate written notice or, in the case of a proposed or intended transaction, 15 days’ written notice. In both cases, such persons must provide to us such other information as we may request in order to determine the effect, if any, of such transfer on our status as a REIT. The foregoing restrictions will continue to apply until our board of directors determines it is no longer in our best interest to continue to qualify as a REIT or that compliance is no longer required for REIT qualification.

The ownership limit does not apply to the underwriter in a public offering of shares or to a person or persons so exempted (prospectively or retroactively) from the ownership limit by our board of directors based upon appropriate assurances, including certain representations and undertakings required by our charter, that our qualification as a REIT is not jeopardized. Any person who owns more than 5% of the outstanding shares during any taxable year will be asked to deliver written notice stating the name and address of such owner, the number of shares beneficially owned, directly or indirectly, and a description of the manner in which such shares are held.

Business Combinations

Under Maryland law, “business combinations” between a Maryland corporation and an interested stockholder or an affiliate of an interested stockholder are prohibited for five years after the most recent date on which the interested stockholder becomes an interested stockholder. These business combinations include a merger, consolidation, share exchange, or, in circumstances specified in the statute, an asset transfer or issuance or reclassification of equity securities. An interested stockholder is defined as:

●	any person who beneficially owns, directly or indirectly, 10% or more of the voting power of the corporation’s outstanding voting stock; or

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an affiliate or associate of the corporation who, at any time within the two-year period prior to the date in question, was the beneficial owner of 10% or more of the voting power of the then outstanding stock of the corporation.

A person is not an interested stockholder under the statute if our board of directors approved in advance the transaction by which the person otherwise would have become an interested stockholder. However, in approving a transaction, our board of directors may provide that its approval is subject to compliance, at or after the time of the approval, with any terms and conditions determined by our board of directors.

After the five-year prohibition, any such business combination between the Maryland corporation and an interested stockholder generally must be recommended by our board of directors and approved by the affirmative vote of at least:

●	80% of the votes entitled to be cast by holders of outstanding voting stock of the corporation; and

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two-thirds of the votes entitled to be cast by holders of voting stock of the corporation other than shares held by the interested stockholder with whom or with whose affiliate the business combination is to be effected or held by an affiliate or associate of the interested stockholder.

These super-majority vote requirements do not apply if the corporation’s common stockholders receive a minimum price, as defined under Maryland law, for their shares in the form of cash or other consideration in the same form as previously paid by the interested stockholder for its shares.

The statute permits various exemptions from its provisions, including business combinations that are exempted by our board of directors before the time that the interested stockholder becomes an interested stockholder. Pursuant to the statute, our board of directors has exempted any business combination involving the Brookfield Investor and certain affiliates of the Brookfield Investor. Consequently, the five-year prohibition and the super-majority vote requirements will not apply to business combinations between us and the Brookfield Investor and certain affiliates of the Brookfield Investor. As a result, the Brookfield Investor and certain affiliates of the Brookfield Investor may be able to enter into business combinations with us that may not be in the best interest of our stockholders, without compliance with the super-majority vote requirements and the other provisions of the statute.

Control Share Acquisitions

Maryland law provides that a holder of control shares of a Maryland corporation acquired in a control share acquisition has no voting rights with respect to such shares except to the extent approved by the affirmative vote of stockholders entitled to cast two-thirds of the votes entitled to be cast on the matter, excluding “control shares”:

●	owned by the acquiring person;

●	owned by our officers; and

●	owned by our employees who are also directors.

“Control shares” mean voting shares of stock which, if aggregated with all other shares of stock owned by the acquirer in respect of which the acquirer can exercise or direct the exercise of voting power, would entitle the acquiring person to exercise voting power in electing directors within one of the following ranges of voting power:

●	one-tenth or more, but less than one-third of all voting power;

●	one-third or more, but less than a majority of all voting power; or

●	a majority or more of all voting power.

Control shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval or shares acquired directly from the corporation. A control share acquisition occurs when, subject to some exceptions, a person directly or indirectly acquires ownership or the power to direct the exercise of voting power (except solely by virtue of a revocable proxy) of issued and outstanding control shares. A person who has made or proposes to make a control share acquisition, upon satisfaction of some specific conditions, including an undertaking to pay expenses, may compel our board of directors to call a special meeting of our stockholders to be held within 50 days of a request to consider the voting rights of the control shares. If no request for a meeting is made, we may present the question at any stockholders’ meeting.

If voting rights for control shares are not approved at the meeting or if the acquiring person does not deliver an acquiring person statement on or before the 10th day after the control share acquisition as required by the statute, then, subject to some conditions and limitations, we may acquire any or all of the control shares (except those for which voting rights have been previously approved) for fair value determined, without regard to the absence of voting rights for the control shares, as of the date of any meeting of stockholders at which the voting rights of such shares are considered and not approved or, if no such meeting is held, as if the date of the last control share acquisition by the acquiror. If voting rights for control shares are approved at a stockholder meeting and the acquiror becomes entitled to vote a majority of the shares entitled to vote, all other stockholders may exercise appraisal rights. The fair value of the shares as determined for purposes of such appraisal rights may not be less than the highest price per share paid by the acquiror in the control share acquisition. The control share acquisition statute does not apply to shares acquired in a merger, consolidation, or share exchange if we are a party to the transaction or to acquisitions approved or exempted by our charter or bylaws.

As permitted by MGCL, our bylaws contain a provision exempting from the control share acquisition statute any and all acquisitions of our stock by any person. This bylaw provision may not be amended or eliminated at any time in the future without the prior written consent of the holder of the Redeemable Preferred Share.

Subtitle 8

Subtitle 8 of Title 3 of the MGCL permits the board of directors of a Maryland corporation with a class of equity securities registered under the Exchange Act and at least three independent directors, such as our company, to elect to be subject, by provision in its charter or bylaws or a resolution of its board of directors and notwithstanding any contrary provision in the charter or bylaws, to any or all of five provisions:

●	a classified board,

●	a two-thirds vote requirement for removing a director,

●	a requirement that the number of directors be fixed only by vote of the directors,

●

a requirement that a vacancy on our board of directors be filled only by affirmative vote of a majority of the remaining directors in office and for the remainder of the full term of the class of directors in which the vacancy occurred, and

●	a majority requirement for the calling of a stockholder-requested special meeting of stockholders.

We have elected that, except as may be provided by our board of directors in setting the terms of any class or series of preferred stock, any and all vacancies on our board of directors may be filled only by the affirmative vote of a majority of the remaining directors in office, even if the remaining directors do not constitute a quorum, and any director elected to fill a vacancy will serve for the remainder of the directorship in which the vacancy occurred. Through provisions in our charter and bylaws unrelated to Subtitle 8, we already vest in our board of directors the exclusive power to fix the number of directorships, provided that the number is not fewer than three. These provisions, as well as any election to opt into relevant sections of Subtitle 8 of Title 3 of the MGCL are subject to any applicable required prior approval by at least one Redeemable Preferred Director.

Tender Offers

Our charter provides that any tender offer made by any person, including any “mini-tender” offer, must comply with most of the provisions of Regulation 14D of the Exchange Act. If the offeror does not comply with the provisions set forth above, such non-complying offeror will be responsible for all of our expenses in connection with that offeror’s noncompliance and no stockholder may transfer any shares to such non-complying offeror without first offering such shares to us at the greater of the (i) non-compliant tender offer price and (ii) the following price, as applicable: (A) if we have an effective share repurchase program at the time of such non-compliant tender offer, the price at which such shares would be able to be repurchased pursuant to the share repurchase program, (B) if we do not have an effective share repurchase program at the time of such non-compliant tender offer and our board of directors has not yet determined a net asset value per share, the price at which such shares would have been able to be repurchased pursuant to the share repurchase program immediately prior to the suspension or termination of the share repurchase program, or (C) if we do not have an effective share repurchase program at the time of such non-compliant tender offer and our board of directors has determined a net asset value per share, a price equal to net asset value per share at such time as determined by our board of directors.

Rights of Objecting Stockholders

Under Maryland law, dissenting stockholders may have, subject to satisfying certain procedures, the right to receive a cash payment representing the fair value of their shares of stock under certain circumstances. As permitted by the MGCL, however, our charter includes a provision opting out of the appraisal rights statute, thereby precluding stockholders from exercising the rights of an “objecting stockholder” unless our board of directors determines that appraisal rights apply, with respect to all or any classes or series of stock, to one or more transactions occurring after the date of such determination in connection with which stockholders would otherwise be entitled to exercise appraisal rights. As a result of this provision, our stockholders will not have the right to dissent from extraordinary transactions, such as the merger of our company into another company or the sale of all or substantially all of our assets for securities.

Amendment of the Organizational Documents

Except for those amendments permitted to be made without stockholder approval, our charter may be amended, after approval by our board, by the affirmative vote of stockholders entitled to cast a majority of the votes entitled to be cast on the matter. Our board of directors may adopt, alter or repeal any provision of our bylaws or create new bylaws. However, for so long as the Redeemable Preferred Share is outstanding, our board of directors may not approve any amendment to our charter or our bylaws that would adversely affect the rights or the Redeemable Preferred Share without the approval of the holder of the Redeemable Preferred Share and at least one of the Redeemable Preferred Directors.

Advance Notice of Director Nominations and New Business

Proposals to elect directors or conduct other business at an annual or special meeting of stockholders must be brought in accordance with our bylaws. The bylaws provide that any business may be transacted at the annual meeting without being specifically designated in the notice of meeting. However, with respect to special meetings of stockholders, only the business specified in the notice of the special meeting may be brought at that meeting.

Our bylaws also provide that nominations of individuals for election to our board of directors and the proposal of other business may be made at an annual meeting, but only:

●	in accordance with the notice of the meeting;

●	by or at the direction of our board; or

●

by a stockholder who was a stockholder of record at the time of the giving of notice and at the time of the meeting, who is entitled to vote at the meeting in the election of each individual so nominated or on any such other business and who has complied with the advance notice procedures set forth in our bylaws.

A notice of a director nomination or stockholder proposal to be considered at an annual meeting must be delivered to our secretary at our principal executive offices:

●	not later than 5:00 p.m., Eastern Time, on the 120th day nor earlier than 150 days prior to the first anniversary of the date of release of the proxy statement for the previous year’s annual meeting; or

●

if the date of the meeting is advanced or delayed by more than 30 days from the anniversary date of the previous year’s annual meeting, not earlier than 150 days prior to the annual meeting and not later than 5:00 p.m., Eastern Time, on the later of the 120th day prior to the annual meeting or the tenth day following our first public announcement of the date of such meeting.

Nominations of individuals for election to our board of directors may be made at a special meeting, but only:

●	by or at the direction of our board; or

●

if the meeting has been called for the purpose of electing directors, by a stockholder who was a stockholder of record at the time of the giving of notice and at the time of the meeting, who is entitled to vote at the meeting in the election of each individual so nominated and who has complied with the advance notice procedures set forth in our bylaws.

A notice of a director nomination to be considered at a special meeting must be delivered to our secretary at our principal executive offices:

●	not earlier than 120 days prior to the special meeting; and

●	not later than 5:00 p.m., Eastern Time, on the later of either:

●	the 90th day prior to the special meeting; or

●	the 10th day following the day of our first public announcement of the date of the special meeting and the nominees proposed by our board to be elected at the meeting.

Limited Liability and Indemnification of Directors, Officers and Others

We are permitted to limit the liability of our directors and officers to us and our stockholders for monetary damages and to indemnify and advance expenses to our directors, officers and other agents, to the extent permitted by Maryland law and the NASAA REIT Guidelines. Maryland law permits us to include in our charter a provision limiting the liability of our directors and officers to our stockholders and us for money damages, except for liability resulting from (i) actual receipt of an improper benefit or profit in money, property or services or (ii) active and deliberate dishonesty established by a final judgment and that is material to the cause of action.

The MGCL requires us (unless our charter provides otherwise, which our charter does not) to indemnify a director or officer who has been successful in the defense of any proceeding to which he or she is made or threatened to be made a party by reason of his or her service in that capacity. The MGCL allows directors and officers to be indemnified against judgments, penalties, fines, settlements and reasonable expenses actually incurred in a proceeding unless the following can be established: (i) an act or omission of the director or officer was material to the cause of action adjudicated in the proceeding and was committed in bad faith or was the result of active and deliberate dishonesty; (ii) the director or officer actually received an improper personal benefit in money, property or services; or (iii) with respect to any criminal proceeding, the director or officer had reasonable cause to believe his or her act or omission was unlawful.

A court may order indemnification if it determines that the director or officer is fairly and reasonably entitled to indemnification, even though the director or officer did not meet the prescribed standard of conduct or was adjudged liable on the basis that personal benefit was improperly received. However, indemnification for an adverse judgment in a suit by the corporation or in its right, or for a judgment of liability on the basis that personal benefit was improperly received, is limited to expenses. The MGCL permits a corporation to advance reasonable expenses to a director or officer upon receipt of a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification and a written undertaking by him or her or on his or her behalf to repay the amount paid or reimbursed if it is ultimately determined that the standard of conduct was not met.

Subject to the limitations of Maryland law and to any additional limitations contained therein, our charter limits directors’ and officers’ liability to us and our stockholders for monetary damages, requires us, subject to certain limitations included in our charter, to indemnify and pay or reimburse reasonable expenses in advance of final disposition of a proceeding to our directors, our officers, our advisor or any of our advisor’s affiliates and permits us to provide such indemnification and advance of expenses to our employees and agents. This provision does not reduce the exposure of directors and officers to liability under federal or state securities laws, nor does it limit the stockholders’ ability to obtain injunctive relief or other equitable remedies for a violation of a director’s or an officer’s duties to us, although the equitable remedies may not be an effective remedy in some circumstances.

However, our charter further limits our ability to indemnify our directors, our advisor and our advisor’s affiliates for losses or liability suffered by them and to hold them harmless for losses or liability suffered by us by requiring that the following additional conditions are met: (i) the person seeking indemnification has determined, in good faith, that the course of conduct which caused the loss or liability was in our best interests; (ii) the person seeking indemnification was acting on our behalf or performing services for us; (iii) the liability or loss was not the result of negligence or misconduct on the part of the person seeking indemnification, except that if the person seeking indemnification is or was an independent director, the liability or loss was not the result of gross negligence or willful misconduct; and (iv) the indemnification or agreement to indemnify is recoverable only out of our net assets and not from the assets of our stockholders.

In addition, we will not indemnify any director, our advisor or any of our advisor’s affiliates for losses, liabilities or expenses arising from or out of an alleged violation of federal or state securities laws unless one or more of the following conditions are met: (i) there has been a successful adjudication on the merits of each count involving alleged material securities law violations; (ii) the claims have been dismissed with prejudice on the merits by a court of competent jurisdiction; or (iii) a court of competent jurisdiction approves a settlement of the claims against the indemnitee and finds that indemnification of the settlement and related costs should be made, and the court considering the request for indemnification has been advised of the position of the SEC and the published position of any state securities regulatory authority of a jurisdiction in which our securities were offered and sold as to indemnification for securities law violations.

Finally, our charter provides that we may pay or reimburse reasonable legal expenses and other costs incurred by a director, our advisor or any of our advisor’s affiliates in advance of final disposition of a proceeding only if all of the following conditions are satisfied: (i) the legal action relates to acts or omissions relating to the performance of duties or services for us or on our behalf by the person seeking indemnification; (ii) the legal action is initiated by a third party who is not a stockholder or the legal action is initiated by a stockholder acting in his or her capacity as such and a court of competent jurisdiction specifically approves advancement; (iii) the person seeking indemnification provides us with a written affirmation of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification; and (iv) the person seeking indemnification undertakes in writing to repay us the advanced funds, together with interest at the applicable legal rate of interest, if the person seeking indemnification is found not to have complied with the requisite standard of conduct.